As filed with the Securities and Exchange Commission on February 20, 2024

Registration No. 333-258287

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTATION STATEMENT (REGISTRATION NO. 333-258287)

UNDER THE SECURITIES ACT OF 1933

ICOSAVAX, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-3640549
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1930 Boren Avenue, Suite 1000 Seattle, Washington	98101
(Address of Principal Executive Offices)	(Zip Code)

ICOSAVAX, INC. 2017 EQUITY INCENTIVE PLAN

ICOSAVAX, INC. 2021 INCENTIVE AWARD PLAN

ICOSAVAX, INC. 2021 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

David E. White

Vice President

Icosavax, Inc.

1930 Boren Avenue, Suite 1000

Seattle, Washington 98101

(Name and address of agent for service)

(206) 737-0085

(Telephone number, including area code, of agent for service)

Copies to:

Sebastian L. Fain, Esq.
Freshfields Bruckhaus Deringer US LLP
175 Greenwich Street, 51st Floor
New York, NY 10007-2759
(212) 277 4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following registration statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) by Icosavax, Inc., a Delaware corporation (the “Registrant”):

•	registration statement on Form S-8 (Registration No. 333-258287) filed with the SEC on July 30, 2021, pertaining to the registration of (i) 8,383,215 shares of the common stock of the Registrant, $0.0001 par value per share (the “Common Stock”), reserved for issuance under the Registrant 2021 Incentive Award Plan (the “2021 Plan”), (ii) 1,091,500 shares of Common Stock subject to outstanding options under the 2021 Plan, (iii) 5,131,318 shares of Common Stock subject to outstanding options under the Registrant 2017 Equity Incentive Plan, and (iv) 1,200,000 shares of Common Stock reserved for issuance under the Registrant 2021 Employee Stock Purchase Plan (the “Registration Statement”).

On February 19, 2024, pursuant to the terms of an Agreement and Plan of Merger, dated as of December 11, 2023 (the “Merger Agreement”), by and among the Registrant, AstraZeneca Finance and Holdings Inc., a Delaware corporation (“Parent”), and Isochrone Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unissued at the termination of the offerings, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statement, if any, as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware on February 20, 2024.

ICOSAVAX, INC.

By:	/s/ David E. White
David E. White
Vice President

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, in reliance upon Rule 478 under the Securities Act of 1933, as amended.